Unofficial English Translation

Contract No.: KAI GONG LIU 2009021

LOAN AGREEMENT

Borrower(Party A):Guangzhou Tanke Bio-tech Co., Ltd.
Add.:
Zip Code:
Legal representative(Person in charge): Gao Bi
Fax:                     Phone:

Lender(Party B): China Construction Bank, Guangzhou Economic and    Technical Development Zone Branch
Add.:
Zip Code:
Legal representative(Person in charge): Li Qili
Fax:                     Phone:

According to the loan application of Party A, it is hereby agreed by and between the parties hereto as follows on the bases of equality, voluntary participation, fairness, honesty and reliability under the related laws and rules:

Article 1 Amount of Loan

Party A borrowed RMB 15,000,000 (fifteen million) of loan from Party B.

Article 2 Use of the Loan

Party A applies for the loan for the use of technological innovation, Party A shall not change the use of loan without the written consent of party B.

Article 3 Term of borrowing

The term of this loan agreement is three years, which is from May 22nd ,2009 to May 21st ,2012.

If there are any differences between the starting date set forth in this agreement and the date of the note of loan or due bill, the actual date shall be subject to the date recorded in the note of loan or due bill and the expiration date set forth in this agreement shall be adjusted accordingly.
The loan note and the due bill are part of this agreement, and therefore shall have the same legal binding force as this agreement itself.

Article 4 Loan interest rate, penalty interest rate, interest accrual and interest settlements.

1. Loan interest rate:

The loan interest rate here is annual interest rate, including the three followings:

a. Fixed rate: that is blank %, which remains unchanged within the term of this loan;

b. Fixed rate: that is Benchmark Interest Rate on Value Date blank (Upward or downward fluctuation of blank %), which remains unchanged within the term of this loan;

c. Floating rate: that is Benchmark Interest Rate on Value Date blank (Upward or downward fluctuation of blank %), the benchmark interest rate begins from value date until the principal and interest under this agreement is all paid off, and it changes per 12 months according to the Benchmark Interest Rate on interest-adjusting date and the above upward or downward proportion. Interest-adjusting date is the corresponding date of value date in that month. If that month does not have corresponding date of value date, the last day in that month will be the interest-adjusting date.

2. Penalty interest rate:

a.        If Party A failed to use the loan as agreed in the agreement, the penalty interest rate will be 100% of upward fluctuation of the loan rate. The penalty interest rate shall be adjusted correspondingly according to the adjusted loan interest and the upward fluctuation range above if the loan interest rate is adjusted according to Section 1(3) of this agreement.

b.        The penalty interest rate of the overdue loans in this agreement shall be 50% of upward fluctuation of the lending rate. The penalty interest rate shall be adjusted correspondingly according to the adjusted loan interest and the upward fluctuation range above if the loan interest rate is adjusted according to Section 1(3) of this agreement.

c.        If the overdue loan and defalcation occur at the same time, the penalty interest rate and compounding interest rate shall be calculated according to whichever one is in larger amount.

3. Interest accrual:

The starting date referred to in this Agreement starts from the first day when the loan is transferred to the account of Party A.

When initially grants the loan, Benchmark Interest Rate refers to coterminous rate and the same loan interest rate promulgated by the People’s  Bank of China on the granting date; after that, when the loan interest rate is adjusted according to the provisions set forth above, Benchmark Interest Rate refers to coterminous rate and the same loan interest rate promulgated by the People’s Bank of China on that adjusting date. If the People’s Bank of China does not announce coterminous rate and the same loan interest rate anymore, the benchmark interest rate refers to coterminous rate and the same loan interest rate accepted by the inter-bank or the general coterminous rate and the same loan interest rate widely accepted by industry standard, unless both parties agree on terms otherwise.

4.           The calculation of interest rate starts from the date when such loan is transferred to Party A’s account. The interest is calculated on daily basis and the day interest rate=Annual Interest Rate/360. If Party A can not pay interest on the due date, Party B shall start collecting the compounding interest rate.

5.           Interest Settlements

a.
The interest payment shall be settled based on agreed interest rate if fixed interest rate is implemented; the interest payment shall be settled based on floating rate of that certain period if floating rate is implemented; If there are multiple floating rates during one single period of settlement, it shall first calculate each floating rate and then sum up the floating rates to finally calculate the interest settlement rate in that certain period of time.

b.	The interest of loan in this agreement is settled in the following one manner:

(1)              The settlement date is 20th of each month if the interest is calculated on monthly basis;

(2)              The settlement date is 20th of each quarter if the interest is calculated on quarterly basis;

(3)              Other means  blank              .

Article 5 Issuance and Use of Borrowed Loans

1. Preconditions of issuance:

Party B has an obligation to issuance the loan only if Party A constantly and concurrently meet the following conditions, unless Party B waives such conditions in part of all:

a.	Party A has completed relevant approvals, registrations, delivery, insurance and other legal formalities relating to the loan of this agreement;
b.	The secured guarantee required by Party B under this agreement has been effective and remain in force;
c.	Party A has opened withdrawal and payment accounts upon Party B’s requirements;
d.	There is no event of defaults or any condition that may harm creditor's rights by Party A as provided in this agreement;
e.	Any PRC laws and regulations, rules or relevant authorities do not prohibit or restrict Party B from lending such loan under this agreement;
f.	Other conditions: _____________________________

2. Use of Loan:

Party A use the loan in the following   a   manner:

a. Using plan is as follows:
(1) May 22nd ,2009       Amount  15,000,000.00 yuan
(2)     /        M-D-Y  Amount        /
(3)     /        M-D-Y  Amount        /
(4)     /        M-D-Y  Amount        /
(5)     /        M-D-Y  Amount        /
(6)     /        M-D-Y  Amount        /
b. Using plan is as follows:               /           .

3. Party A shall use loan as agreed in this agreement, Party A shall not early withdraw, delay or cancel the loan without the prior written consent from party B.

4. If Party A repays the loan in installments, the expiration date shall be the date set forth in Article 3.

Article 6 Repayment of loan

1. Repayment Principle:

Party A shall repay the loan based on the following principles under this agreement:

The repayment is firstly used for repaying the expenses which shall be paid by Party A but advanced by Party B and expenses for realizing the creditor’s right of Party B; the residual balances of loan shall be repaid according to the principal of interest being paid first and then principal. But as for the loan, the principal or interest of which failed to be repaid more than 90 days after the due date, or as for the loans otherwise stipulated by laws, regulations or rules, Party A shall repay according to the principal of principal being repaid first and then interest after repaying the expenses as mentioned above.

2. Payment of Interest
(1)
Party A shall pay the interest due on the settlement date to Party B. The first interest due date is the first settlement date after issuance of the loan. The interest shall be repaid in full together with principals upon the last repayment date.

3. Schedule of Repayment

Party A repays the loan in    (2)    manner as follows:

(1)	Repayment schedule of capital:
a.                       /       , Amount        /           ;
b.                       /       , Amount          /         ;
c.                       /       , Amount         /          ;
d.                       /       , Amount         /          ;
e.                       /       , Amount         /         ;
f.                  /      , Amount         /         ;
(2)	The principal shall be repaid equally each quarter from the sixth month of issuance of loan

4.           Repayment method:

Party A shall prepare the full amount payable in the account designated by Party B on payment due date according to the agreement (Party B also has the right to allocate amount due from this account), or remit from other accounts on due date according to the agreement.

5.           Repayment in advance

Party A must offer Party B with written application   working days in advance when Party A wants to repay the loan in advance. Party A can repay partial or all principal in advance subject to Party B’s prior consent.

Interest shall be calculated according to the actual days when such loan is in use and the loan interest rate set forth in this agreement.

In the event that Party B agrees Party A to repay the loan in advance, Party B shall have the right to collect compensation from Party A which shall be determined according to the first standards as follows:

     (1) compensatory amount = advanced principal repayment X advanced repayment months X 1 ‰, for period less than one month, it shall be calculated as one month.

     (2) Blank

If Party A repays the loan in installments, the loan shall be repaid according to the reverse order of repayment schedule as for the prepaid advanced principal. After that, the unpaid portion of loan shall be paid according to the loan interest rate set forth in this agreement.

Article 7 Rights and Obligation of Party A

1. Rights of Party A

(1)	Has the right to require Party B to issue the borrowings according to the contract.
(2)	Has the right to use the borrowings according the Article 2 of this agreement.
(3)	Has the right to apply for extension of loan under the conditions required by Party B.
(4)
Has the right to require Party B to keep Party A’s commercial secrets about financials and business operations in strict confidential except that the law and administrative regulations stipulated otherwise, or agreed otherwise by both parties.

(5)
Has the right to refuse the Party B’s or its staff’s action of asking for bribes; also has right to refuse any actions of Party B against rules and regulations, and shall report to relevant government authorities.

2. Obligations of Party A

(1)	To withdraw and repay loan principal and interest in full in accordance with the terms hereof, and bear general expenses stipulated in this agreement;
(2)
To provide financial and accounting information, business operation information including but not limited to providing Party B with Balance Sheet and Income Statement within the first 15 days of first month of each quarter, and shall supply the Cash Flow Statement in time at the end of year. Party A shall be responsible for the accuracy, completeness, and validity of all the materials provided, and shall not provide any false materials or to conceal material financial information.

(3)
Party A shall notify Party B in written within 15 working days after any changes incurred with related materials enclosed should there be any changes in the registration statements, including changes of Party A’s name, legal representative (person in charge), residence, scope of business, registered capital or company's articles of association and etc.

(4)
Party A shall use the loan in accordance with this agreement, and shall not change the purpose of loan; shall not engage in illegal business operations with the loan ; shall not engage in transfer of assets or withdrawal of funds or utilize the related transactions for the purpose of evading debts; shall not use false contract and discount or pledge to other party on the notes receivable or accounts receivable which has no real trading records to obtain funds or credits.

(5)	If Party A use the loan under this agreement for manufacture and engineering construction, it shall follow national environmental regulations and rules.
(6)	Party A shall not provide a guarantee to the third party on the assets under this loan before repaying the principal and interests in full or without Party B’s prior written consent.
(7)
If Party A is a group customer, Party A should report his related transaction in amount of more than 10 percent of its net assets, including: (a). related relationship among parties; (b). nature of transactions; (c). transaction amount or corresponding proportion; (d). pricing policy (including the transactions which have no amount or the transactions with minimum amount).

Article 8  Rights and Obligation of Party B

(1)	Party B has the right to require Party A to repay the principal, interest of the loan and expenses periodically.
(2)	to issue the loan in accordance with this agreement, except for any delay caused by Party A or other reasons beyond control of Party B.
(3)
shall keep business secrets about Party A’s financial information and business conditions in strict confidential, unless relevant laws and administrative regulations provide otherwise, or agreed by both parties otherwise.

(4)	Shall not provide bribe to or accept bribe from Party A and its staff.
(5)	Shall not act in dishonesty or harm Party A’s lawful legal rights.

Article 9  Default Liabilities and Remedial Measures for Party B Creditors

1.          Event of Default and Default Liabilities of Party B

(1)	Party A shall have rights to request Party B to continue issuing the loan under this contract if Party B refuses to offer the loan without legitimate reasons under this contract,
(2)	Party A shall have right to request refund from Party B, if Party B has charged Party A with any interest or expenses in violation of state laws and regulations of prohibitive provisions.

2.           Event of Default of Party A

(1)	Party A has in breach of this contract or in breach of any legal obligations.
(2)	Party A expressly indicate or by its actions indicating that it will not perform certain obligations under this contract.

3.           Circumstances in breach of creditors' rights

(1)
Party B shall consider the following circumstances that may be in breach of creditors’ rights : Party A’s contracting, trusting (taking-over), leasing, restructuring by shares, reducing registered capital, investing and operating with joint party, acquiring material assets, reorganization, business suspension, application for dissolution, being rescinded, application (or being required to apply) for bankruptcy, changes of controlling shareholders/ actual controller, asset transfer, production suspension, going out of business, receiving material penalties by authorities, cancel of registration, revoke of business license, difficulties in business operation, deterioration in financial condition, failure of legal representative or business principals to perform normal duties.

(2)
Party B shall consider the following circumstances that may damage creditors’ rights : Party A fails to perform the other due debt (including debt to various branches of China Construction Bank and third parties), or transfer property or assets without consideration, reduce third-party debt , fails to perform obligations or other rights, or provide guarantee to third party.

(3)
The shareholders of Party A evades obligations to repay the debt by using the independent status of corporate legal person or limited liabilities imposed to shareholders, and Party B believes that such actions endanger the safety of creditors’ right.

(4)	Any condition precedent required for issuance of the loan fails to be satisfied;
(5)	Party B may consider the followings that may be in breach of creditors’ right:
a.	Any false, inaccurate or omissions in representations, covenants and warranties under this agreement.
b.
Party A’s contracting, trusting (taking-over), leasing, restructuring by shares, reducing registered capital, investing and operating with joint party, acquiring material assets, reorganization, business suspension, application for dissolution, being rescinded, application (or being required to apply) for bankruptcy, changes of controlling shareholders/ actual controller, asset transfer, production suspension, going out of business, receiving material penalties by authorities, cancel of registration, revoke of business license, difficulties in business operation, deterioration in financial condition, failure of legal representative or business principals to perform normal duties.

c.	any other circumstances that will or may cause it to lose its ability to perform.
(6)	Party B may consider any of the following circumstances that may endanger the creditors’ right:
a.	damage or pledge of assets or reducing the value of assets due to state reacquisition, rezoning, changes in market conditions or any other causes
b.	the pledged assets are frozen, retained, auctioned, investigated by the executive authorities or any disputes related to the ownership of such assets.
c.	Mortgager or pledgor is in breach of mortgage or pledge contracts, or there are any false or inaccurate representation and warranties in the pledge or mortgage contracts.
d.	any other circumstances that will result in failure to exercise the pledgor’s rights.
(7)
The guarantee is false, ineffective, in vain, rescinded or relieved. Guarantor breaches the agreement or doesn’t want to call on the guarantee, or if guarantor loses part or whole Guarantee Ability, or if the value of the mortgaged property is declined or other circumstances that Party B may consider those may endanger the safety of creditors’ right.

(8)	Other circumstances that Party B believes that may be in breach of creditors’ rights under this agreement

4.          Remedial Measures For Party B:

If any of the above circumstances provided in Section 2 and 3 occurs, Party B shall have right to exercise the following rights unilaterally:

(1)	To stop issuing the loan.
(2)	To decide the loan is due immediately, and request Party A to repay all due but unpaid principal, interest, and expenses under such loan.
(3)
If Party A fails to withdraw the loan as agreed under this agreement, Party B shall have right to request Party A to pay (Blank)% of the equivalent amount of un-withdrawn loan as penalty and shall have the right to refuse Party A to further withdraw such loan under this contract.

(4)
If Party A fails to use the loan according to this contract, Party B shall collect interest and compounding interest based on the amount of embezzled loan as penalty from the date of starting using the loan to the date when all principal and interest are due.

(5)
If the loan is overdue, as for the unpaid principal and interest(including the whole or part of principal and interest that is due), Party B shall collect interest and compounding interest as penalty from the date when the loan is overdue to the date when all the principal and interests are due.

(6)	Other remedial measures, including but not limited to:
•	Party B shall have right to allocate money in RMB or other currencies from the designated account of Party A at any branch of China construction bank without informing Party A in advance.
•	Party B shall have right to exercise his right as pledgee.
•	Party B shall have right to request Party A to provide a new guarantee under such loan subject to Party B’s satisfaction.
•	Party B shall have right to terminate this agreement.

Article 10 Other terms

1. Expenses
Party A shall bear the attorney fees, insurance fees, assessment fees, registration fees, appraisal costs and notary fees and so on, unless both parties agree otherwise.

Any expenses incurred by Party B to exercise the creditors’ rights ( including but not limited to the legal fees, arbitration fees, property preservation fees, traveling expenses, execution costs, assessment fees, auction fees, notary fees, service fees, announcement fees, attorney fees etc. ) shall be born by Party A.

2. Use of Party A’s Information
Party A agrees that Party B to inquire Party A’s credit liability information with relevant authorities in China and provide such information to the database established by People's Bank of China and its affiliated credit lending authorities. Party A also agrees that Party B shall have right to use Party A’s information legally and appropriately based on its business need.

3. Collection Notice
Party B has the right to report to relevant government authorities and make a public announcement through the news media to collect overdue principals and interest should Party A be in arrears on the loan payment or in breach of the contract.

4.  Evidence Effect of Party B’s record
Except for tangible opposite evidence, otherwise, all the records, receipts and vouchers related to this loan retained by Party B are the evidence for the creditor-debtor relationship between both parties. No objections shall be made by Party A to Party B for the fact that all the above evidence are made and retained by Party B.

5. Right Reservation
Party B’s rights don’t influence or exclude any other right entitled to Party B under laws, regulations and other agreements. Any waiver of actions in breach of this contract shall not be interpreted as a waiver of any rights and obligations under this agreement, shall not be interpreted as a reorganization or agreement of such action in breach of contract, and shall not result in Party B being liable to any rights and obligations of Party A under this agreement.

6. If in addition to such loan under this agreement, if Party A owns other indebtedness to Party B that is due, Party B shall have right to allocate and collect the deposit from the designated bank account opened by Party A with any branch of China Construction Bank to repay any debt due without informing Party A in advance, and Party A shall not have right of refusal.

7. Party A's shall be obligated to notify Party B in writing should there be any change of mailing address or contact information. Party A shall bear all the consequences for failure to do so.

8. Collection of Amount Due
For all amount payable by Party A under this contract, Party B shall have right to allocate and collect such amount in RMB or other currencies from the designated bank account opened by Party A with China Construction Bank and any of its branches without prior notice to Party A. Party A shall be obligated to assist Party B with any foreign exchange matters and shall bear any risk associated with foreign exchange rate fluctuation.

9.  Dispute Resolution
Any disputes arising out of this agreement shall be settled through mutual consultations between the parties; if no agreement is reached through consultation, the disputes will be settled in   a   manner as follows:
a.         To file law suit with people's court with jurisdiction.
During the  litigation or arbitration, both parties shall still perform according to provisions and terms of this contract not involving such disputes.

10.  Effective Conditions
This Agreement shall become effective upon execution and stamp of legal representatives (persons in charge) or their authorized agents of Party A and Party B.

11. The Contract is made in  Five   counterparts.

12. Other terms:

(1)
If the Party A fails to repay the loan more than 15 days after its due date, Party A shall be deemed as breach of the contract, and Party B shall have right to seek remedial measures under Article 10 of this contract.

(2)
Party A agrees that it shall not use any of the loan for the following activities, otherwise Party B is entitled to terminate the lending, announce the loans due immediately and request Party A to repay all amounts due under this contract including principal, interest, and expenses:

•	investment and business activities in securities, futures and commodities;
•	equity investment;
•	Other activities prohibited by Laws, regulations and other acts.
(3)
Party A is not lower than aa in line of credit rating. Guangzhou Tanke Industry Co., Ltd. is no lower than AA in line of credit rating, Otherwise, Party B may request Party A to provide additional guarantees until no adverse effects on the loan or collection of all principal and interests due outstanding.

(4)
Party A’s bank borrowings shall be limited to 15 million of RMB, otherwise, Party B shall have right to requestt Party A to return portion or all of the loan principal, until it meets the Party B’s requirements.

(5)
In addition to continuing to provide guarantee to its customers, without the Party B approval, Guangzhou Tanke Industry Co., Ltd. shall not provide guarantees to any third parties, or otherwise Party B shall be entitled to request Party A to early repay part or all of its principals.

(6)
Party A’s ISO and HACCP certification shaoll remain effective, and there shall not be material events that may affect the product quality of Party A, otherwise Party B shall be entitled to request Party A to early repay part or all of its principals.

(7)
Within three months after issuance of the loan, Guangzhou Tanke Industry Co., Ltd. should dismiss its loan guarantee for Guangzhou Tianhe Lianhua Agricultural Science and Technology Co., Ltd., otherwise Party B shall be entitled to request Party A to early repay part or all of its principals.

Article 11 Declarations

(1)	Party A fully understand Party B’s scope of business and authorities;
(2)
Party A has read all the terms and provisions of this agreement. Party B has interpreted the terms and provisions under this agreement to Party A upon Party A’s request. Party A fully understand the meaning of terms of this agreement and its legal consequences.

(3)
The execution and performance of this contract by Party A is in accordance with the rules of laws, regulations and articles of associations of Party A and has obtained approvals required by relevant government authorities.

Party A (Seal)
Legal representative (Person in charge) or authorized agent (Signature):

______________________________________

Party B (Seal)
Legal representative (Person in charge) or authorized agent (Signature)

______________________________________